Exhibit 8.2

December 30, 2021

Core Scientific Holding Co.

106 East 6th Street

Suite 900-145

Austin, Texas 78701

Attention: Todd DuChene,

General Counsel and Secretary

Ladies and Gentlemen:

We have acted as counsel to Core Scientific Holding Co., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger and Reorganization, dated as of July 20, 2021, as amended by the First Amendment to Agreement and Plan of Merger and Reorganization, dated as of October 1, 2021, and the Second Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 29, 2021, as thereafter amended from time to time (collectively, the “Agreement”), by and among Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), XPDI Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of XPDI (“Merger Sub”), and the Company. Pursuant to the Agreement, (i) at the Effective Time, Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of XPDI, and (ii) immediately following the Effective Time, XPDI and the Company, as the surviving corporation in the First Merger, will enter into an agreement and plan of merger, pursuant to which as soon as possible on the day after the date on which the First Merger is consummated, the Company will merge with and into XPDI (the “Second Merger” and, collectively with the First Merger, the “Mergers”), whereupon the separate existence of the Company will cease, with XPDI surviving the Second Merger. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being delivered in connection with the preparation and filing of the Registration Statement on Form S-4 of XPDI filed in connection with the Mergers (File No. 333-258720), as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Form S-4”). Capitalized terms not defined herein have the meanings set forth in the Agreement.

In preparing this opinion, we have examined and relied upon the Agreement, the Form S-4, certain customary tax representation letters provided by the Company, on the one hand, and XPDI and Merger Sub, on the other hand (the “Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents (including signatures thereto), the accuracy of copies, the genuineness of signatures, the due and valid execution and delivery of documents where such execution and delivery are a prerequisite to the effectiveness thereof, and the legal capacity of signatories.

In rendering this opinion, we have assumed without investigation or verification that the facts and factual statements set forth in the Agreement and the Form S-4, or otherwise made to us, are true, correct, and complete in all material respects; that the Mergers will be completed in accordance with the Agreement, without any waiver or breach of any material provision thereof; that the Mergers will be effective under applicable corporate law as described in the Agreement; that the statements, representations, and agreements contained in the Tax Representation Letters are true, accurate, and complete; that there is no change in applicable law between the date hereof and the effective times of the Mergers; that any representation in any of the documents referred to herein that is made based on the knowledge, belief, or intention (or similar qualification) of any person or party is true, correct, and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Any inaccuracy or change in, or breach of, any of the aforementioned statements, representations, or assumptions could adversely affect this opinion.

Cooley LLP    1299 Pennsylvania Avenue, NW    Suite 700    Washington, DC    20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

December 30, 2021

Page Two

This opinion is based on existing provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) or reinterpretation. This opinion is limited solely to matters governed by the federal income tax laws of the United States. No opinion may be implied or inferred beyond that which is stated expressly in this opinion letter. This opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court would not sustain such a contrary position. In addition, there is no assurance that a change in the law on which this opinion is based, or the interpretation thereof, will not occur or that such change will not affect this opinion. We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth therein and herein, it is our opinion, under currently applicable United States federal income tax law, that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

This opinion is being furnished in connection with the filing of the Form S-4, and cannot be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Form S-4 and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise this opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue, inaccurate, or incomplete, in which case, this opinion shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of this opinion.

Sincerely, /s/ Cooley LLP COOLEY LLP

Cooley LLP    1299 Pennsylvania Avenue, NW    Suite 700    Washington, DC    20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com